Exhibit 5.2

April 4, 2004

Board of Trustees
Colonial Properties Trust,
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

      We are acting as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its post-effective Amendment No. 1 on Form S-8 to its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 366,691 common shares of beneficial interest, par value $.01 per share, of the Company (the “Shares”) issuable pursuant to options under the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended, and the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended (collectively, the “Plans”), assumed by the Company as of the effective time of the merger of Cornerstone Realty Income Trust, Inc. (“Cornerstone”) with and into CLNL Acquisition Sub LLC, a wholly owned subsidiary of the Company (“Acquisition Sub”), pursuant to that certain Agreement and Plan of Merger, dated October 25, 2004, by and among Cornerstone, Acquisition Sub and the Company, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2005 (as so amended, the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement, including the post-effective Amendment No. 1 thereto.

Board of Trustees
April 4, 2005

2.	A copy of the Plans.

3.	The Declaration of Trust of the Company, as amended (the “Declaration of Trust”), as certified by the Secretary of State of the State of Alabama on March 16, 2005, and by the Secretary of the Company as of the date hereof as being complete, accurate and in effect (subject to exceptions noted in such certification).

4.	The Bylaws of the Company, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.

5.	Certain resolutions of the Board of Trustees of the Company adopted at meetings held on October 21, 2004 and January 21, 2005 relating to the Merger Agreement and the transactions contemplated thereby, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.

6.	The Certificate of Merger filed with the Secretary of State of the State of Delaware on April 1, 2005 and the Articles of Merger filed with the State Corporation Commission of the Commonwealth of Virginia on April 1, 2005, pursuant to the Merger Agreement.

      We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all Documents submitted to us as originals, the conformity to the original documents of all Documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter Documents. We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinion expressed herein that no fraud exists with respect to any of the matters relevant to the opinion expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinion expressed below.

      This opinion letter is based as to matters of law solely on applicable provisions of the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all

Board of Trustees
April 4, 2005

applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Merger Agreement.

      Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the Plans and the option agreements issued under the Plans, the Shares will be validly issued, fully paid, and nonassessable.

      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks of as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the post-effective amendment referred to above.

      We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Registration Statement on Form S-8. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion solely for the purpose of rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/  SIROTE & PERMUTT, P.C.
SIROTE & PERMUTT, P.C.